FOR IMMEDIATE RELEASE Company Contact Investors: Jim Zeumer (404) 978-6434 jim.zeumer@pultegroup.com PulteGroup Appoints J. Phillip Holloman to its Board of Directors ATLANTA -- November 18, 2020 – PulteGroup, Inc. (NYSE: PHM), one of America’s largest homebuilding companies, today announced the appointment of J. Phillip Holloman, former President and Chief Operating Officer (COO) of Cintas Corporation, as a new independent director to its board, effective immediately. “Phillip is a seasoned executive who successfully led one of the world’s most recognized brands for a decade,” said Bryce Blair, Chairman of the Board of PulteGroup. “We are confident his experiences and insights will prove valuable to PulteGroup and are thrilled to welcome him to the board.” “The PulteGroup Board of Directors is comprised of members who bring authenticity, energy, passion and a history of diverse experiences to ensure the continued success of the company, which is why Phillip is a natural choice to join the board,” said Cheryl Grise, PulteGroup director and Chairman of the Nominating and Governance Committee. “His history of success in the corporate setting, combined with his wealth of community service and dedication to diversity and inclusion initiatives made him an ideal candidate and I look forward to working with Phillip for years to come.” Holloman retired from Cintas as President and COO in 2018 after 22-years spanning multiple roles and responsibilities. During his tenure with the company, he was Vice President of Engineering and Construction, Distribution and Production Planning, and Senior Vice President of Global Supply Chain Management. Under his leadership as President & COO from 2008-2018, Holloman successfully guided Cintas through The Great Recession and was heavily involved with Cintas’s rebranding exercise, adopting more of a business-to-consumer mentality that included offering new products and services, in combination with entering new markets such as hospitality, gaming and health care. In addition to his role as the executive champion of the company’s Six Sigma deployment, Holloman developed its strategy to cross-sell products and services. A graduate from the University of Cincinnati with a B.S. degree in civil engineering, Holloman also serves on the Board of Directors for Rockwell Automation, the Board of Trustees at the University of Cincinnati, the Advisory Board of Pritzker Private Capital and as Chairman of the Board for the Urban League of Greater Southwestern Ohio. About PulteGroup PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte 1

Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams. For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews. # # # 2